Exhibit 21.1

SUBSIDIARIES

Legal Name	Jurisdiction of Incorporation or Organization
Serena Software Pty. Limited	Australia
Serena Software Benelux BV BA	Belgium
Serena Software Canada Limited	Canada
Serena Software SAS	France
Serena Software France SARL	France
Serena Software GmbH	Germany
Merant Trustees Limited	Jersey
Merant BV	Netherlands
Serena Software Pte Limited	Singapore
Merant Solutions SA	Spain
Serena Software Nordic AB	Sweden
Serena Software Ukraine LLC	Ukraine
Merant Limited	United Kingdom
Merant Holdings	United Kingdom
Serena Software (UK) Limited	United Kingdom
Serena Holdings	United Kingdom
Serena Software Europe Limited	United Kingdom
Merant Solutions Plc	United Kingdom
SQL Software Limited	United Kingdom
SQL Holdings Limited	United Kingdom
Millennium UK Limited	United Kingdom
Merant UK Limited	United Kingdom
Intersolv Limited	United Kingdom